Exhibit 10.f.6

ROCKWELL COLLINS, INC.
APPROVAL OF
AMENDMENT #2
to the
ROCKWELL COLLINS
2005 DEFERRED COMPENSATION PLAN
(as Amended and Restated effective June 27, 2017)
The undersigned, Laura A. Patterson, Vice President, Global Total Rewards & Labor Strategy, Rockwell Collins, Inc. (the “Company”), for and on behalf of the Company and pursuant to the authority provided to me by the Company’s Senior Vice President of Human Resources and the Company’s Compensation Committee hereby approves Amendment #2 to the Rockwell Collins 2005 Deferred Compensation Plan (as Amended and Restated effective June 27, 2017) in the form attached hereto.
Dated this 17th day of July, 2018.

/s/ Laura A. Patterson
Laura A. Patterson
Vice President
Global Total Rewards & Labor Strategy

AMENDMENT #2
to the
ROCKWELL COLLINS
2005 DEFERRED COMPENSATION PLAN
(as Amended and Restated effective June 27, 2017)
The Rockwell Collins 2005 Deferred Compensation Plan, as amended and restated effective June 27, 2017 (the “Plan”), is hereby amended, effective as of July 17, 2018, in the following respects.

1.	Section 1.290 is hereby amended in its entirety to read as follows:

1.290    Named Fiduciary means the Committee, its delegates and the Trustee.

2.
Section 1.310 is hereby amended by deleting the text that reads “Notwithstanding any other provision of this Plan to the contrary, no Eligible Employee or any other person, individual or entity shall become a Participant in this Plan on or after the day on which a Change of Control occurs.”

3.	Section 1.450 is hereby amended in its entirety to read as follows:

1.450    [Reserved]

4.	Section 14.020 is hereby amended in its entirety to read as follows:

14.020    [Reserved]

5.	Section 17.010 is hereby amended in its entirety to read as follows:

17.010
Establishment of the Trust. The Company shall establish the Trust (which may be referred to herein as a “Rabbi Trust”). Upon the establishment of the Trust, the Company shall provide for the funding of the Trust in accordance with the terms of the Trust.

6.	Section 17.040 is hereby amended in its entirety to read as follows:

17.040    Rabbi Trust. The Rabbi Trust shall:

(a)	be a non-qualified grantor trust which satisfies in all material respects the requirement of Revenue Procedure 92-64, 1992-2 CB 122 (or any successor Revenue Procedure or other applicable authority);

(b)	be revocable; and

(c)	provide that any successor trustee shall be a bank trust department or other party that may be granted corporate trustee powers under state law.

7.	Section 18.160(a) is hereby amended in its entirety to read as follows:

(a)
In General. Subject to and in accordance with Section 409A, if, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant under Section 409A prior to receipt, a Participant may petition the Committee or its delegate for a distribution of that portion of his benefit that has become taxable under Section 409A. Upon the grant of such a petition, which grant should not be unreasonably withheld, the Company or, as applicable, its Affiliate will distribute to the Participant immediately available funds in an amount equal to the taxable portion of his benefit (which amount will not exceed a Participant’s unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution will be made within 90 days of the date when the Participant’s petition is granted. Such a distribution will affect and reduce the benefits to be paid under this Plan.